Exhibit 99.1

Adial Pharmaceuticals Receives Positive Response from FDA Meeting Regarding Proposed In Vitro Bridging Strategy for AD04

FDA feedback confirms Adial’s proposed in vitro bridging strategy to the Phase 3 formulation to fulfill the bridging requirement for the 505(b)(2) regulatory registration pathway for approval

Adial moves forward with manufacturing of clinical supplies for upcoming Phase 3 clinical program in 2025

Glen Allen, VA – February 25, 2025 – Adial Pharmaceuticals, Inc. (NASDAQ: ADIL) (“Adial” or the “Company”), a clinical-stage biopharmaceutical company focused on developing therapies for the treatment and prevention of addiction and related disorders, today announced a positive response from the U.S. Food and Drug Administration (FDA) regarding its proposed in vitro bridging strategy for AD04.

The FDA’s feedback follows Adial’s submission on November 19, 2024, in which the Company sought the Agency’s guidance on the alignment of its AD04 formulation strategy and bridging approach. This step is crucial as it ensures compliance with the 505(b)(2) regulatory approval pathway following the completion of the AD04-103 study, a pivotal clinical trial designed to support the drug’s development. The Company also aimed to secure confirmation from the FDA that its proposed data package would meet the necessary bridging requirements and allow for the progression of AD04 into Phase 3 clinical trials.

In response, the FDA agreed with Adial’s proposed 505(b)(2) bridging strategy, which involves leveraging the results from AD04-103—a relative bioavailability food-effect study—along with in vitro dissolution data demonstrating equivalence between the reference product and the planned commercial formulation of AD04. While the final determination will depend on a comprehensive review of the complete New Drug Application (NDA), the FDA’s agreement signals a significant regulatory milestone for Adial.

With this regulatory confirmation in place, Adial is proceeding with the manufacturing of clinical supply materials in preparation for its upcoming Phase 3 clinical program in 2025. The Company remains committed to executing its development plan and working closely with regulatory authorities to bring AD04 to market as a potential breakthrough therapy for addiction.

“This milestone is an essential step forward in our efforts to advance AD04 into Phase 3 clinical development and, ultimately, toward regulatory approval,” stated Cary Claiborne, CEO of Adial Pharmaceuticals. “The FDA’s confirmation of our proposed in vitro bridging strategy brings us closer to achieving our goal of delivering a new treatment option for patients struggling with addiction.”

About Adial Pharmaceuticals, Inc.

Adial Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development of therapies for the treatment and prevention of addiction and related disorders. The Company’s lead investigational new drug product, AD04, is a genetically targeted, serotonin-3 receptor antagonist, therapeutic agent for the treatment of Alcohol Use Disorder (AUD) in heavy drinking patients and was recently investigated in the Company’s ONWARD™ pivotal Phase 3 clinical trial for the potential treatment of AUD in subjects with certain target genotypes identified using the Company’s proprietary companion diagnostic genetic test. ONWARD showed promising results in reducing heavy drinking in heavy drinking patients, and no overt safety or tolerability concerns. AD04 is also believed to have the potential to treat other addictive disorders such as Opioid Use Disorder, gambling, and obesity. Additional information is available at www.adial.com.

If you are interested in exploring partnership opportunities with Adial, we invite you to reach out to us (BD@adialpharma.com) to discuss how our joint efforts can bring about positive change to the millions of patients who are struggling with addiction.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements are based upon various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. The forward-looking statements include statements regarding the Company’s proposed 505(b)(2) bridging strategy, proceeding with the manufacturing of clinical supply materials in preparation for the Company’s upcoming Phase 3 clinical program in 2025, executing the Company’s development plan and working closely with regulatory authorities to bring AD04 to market as a potential breakthrough therapy for addiction, advancing AD04 into Phase 3 clinical development and, ultimately, toward regulatory approval, achieving the goal of delivering a new treatment option for patients struggling with addiction and the potential of AD04 to treat other addictive disorders such as opioid use disorder, gambling, and obesity. Any forward-looking statements included herein reflect our current views, and they involve certain risks and uncertainties, including, among others, our ability to pursue our regulatory strategy, our ability to advance ongoing partnering discussions, our ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, our ability to develop strategic partnership opportunities and maintain collaborations, our ability to obtain or maintain the capital or grants necessary to fund our research and development activities, our ability to complete clinical trials on time and achieve desired results and benefits as expected, regulatory limitations relating to our ability to promote or commercialize our product candidates for specific indications, acceptance of our product candidates in the marketplace and the successful development, marketing or sale of our products, our ability to maintain our license agreements, the continued maintenance and growth of our patent estate and our ability to retain our key employees or maintain our Nasdaq listing. These risks should not be construed as exhaustive and should be read together with the other cautionary statement included in our Annual Report on Form 10-K for the year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was initially made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Contact:

Crescendo Communications, LLC

David Waldman / Alexandra Schilt

Tel: 212-671-1020

Email: ADIL@crescendo-ir.com